Exhibit 10.17

Execution version

Date 27 June 2014

SCORPIO BULKERS INC.

as Borrower

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 2

as Swap Banks

– and –

NIBC BANK N.V.

as Mandated Lead Arranger, Agent

and as Security Trustee

LOAN AGREEMENT

relating to

a post-delivery term loan facility of up to $39,600,000 to provide finance in relation to Hull No. 1284 (tbn “SBI CAKEWALK”) and

Hull No. 1285 (tbn “SBI CHARLESTON”)

Watson, Farley & Williams

London

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	21

3	POSITION OF THE LENDERS AND SWAP BANKS	22

4	DRAWDOWN	22

5	INTEREST	23

6	INTEREST PERIODS	25

7	DEFAULT INTEREST	26

8	REPAYMENT AND PREPAYMENT	27

9	CONDITIONS PRECEDENT	29

10	REPRESENTATIONS AND WARRANTIES	30

11	GENERAL UNDERTAKINGS	32

11	CORPORATE AND FINANCIAL UNDERTAKINGS	37

13	INSURANCE	39

14	SHIP COVENANTS	43

15	SECURITY COVER	48

16	PAYMENTS AND CALCULATIONS	49

17	APPLICATION OF RECEIPTS	51

18	APPLICATION OF EARNINGS	52

19	EVENTS OF DEFAULT	53

20	FEES AND EXPENSES	57

21	INDEMNITIES	58

22	NO SET-OFF OR TAX DEDUCTION	60

23	ILLEGALITY, ETC	62

24	INCREASED COSTS	63

25	SET-OFF	64

26	TRANSFERS AND CHANGES IN LENDING OFFICES	65

27	VARIATIONS AND WAIVERS	70

28	NOTICES	71

29	SUPPLEMENTAL	73

30	LAW AND JURISDICTION	74

SCHEDULE 1 LENDERS AND COMMITMENTS		75

SCHEDULE 2 SWAP BANKS		76

SCHEDULE 3 DRAWDOWN NOTICE		77

SCHEDULE 4 CONDITION PRECEDENT DOCUMENTS		78

SCHEDULE 5 TRANSFER CERTIFICATE		81

SCHEDULE 6 DESIGNATION NOTICE		85

SCHEDULE 7 LIST OF APPROVED BROKERS	86

SCHEDULE 8 FORM OF COMPLIANCE CERTIFICATE	87

SCHEDULE 9 MANDATORY COST	88

EXECUTION PAGES	91

THIS AGREEMENT is made on 27 June 2014

BETWEEN

(1)	SCORPIO BULKERS INC., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (the “Borrower”);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as Swap Banks;

(4)	NIBC BANK N.V., as Mandated Lead Arranger;

(5)	NIBC BANK N.V., as Agent; and

(6)	NIBC BANK N.V., as Security Trustee.

BACKGROUND

(A)	The Lenders have agreed to make available to the Borrower a facility of up to $39,600,000 in two tranches each of up to $19,800,000 to be on-lent by the Borrower to:

(i)	SBI Cakewalk Shipping Company Limited, the Borrower’s wholly owned subsidiary, for the purpose of assisting SBI Cakewalk Shipping Company Limited in financing up to 55 per cent. of the Fair Market Value of hull no. 1284 (to be named “SBI CAKEWALK”); and

(ii)	SBI Charleston Shipping Company Limited, the Borrower’s wholly owned subsidiary, for the purpose of assisting SBI Charleston Shipping Company Limited in financing up to 55 per cent. of the Fair Market Value of hull no. 1285 (to be named “SBI CHARLESTON”), in each case, constructed by Shanghai Waigaoqiao Shipbuilding Co., Ltd, the People’s Republic of China.

(B)	The Swap Banks may enter into interest rate swap transactions with the Borrower from time to time to hedge the Borrower’s exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Banks have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Account Security Deed” means, in respect of each Earnings Account, a deed creating security in respect of that Earnings Account in the Agreed Form;

“Account Bank” means, in relation to each Earnings Account, ABN Amro Bank N.V., Rotterdam or a recognised international bank or financial institution proposed by the Borrower and which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the account bank with which such Earnings Account shall be held;

“Accounting Information” means the annual audited consolidated accounts of the Borrower and the annual audited individual accounts of the Borrower and each Owner or the quarterly unaudited consolidated accounts of the Borrower and the quarterly unaudited individual accounts of the Borrower and each Owner, in each case, delivered to the Agent in accordance with Clause 11.6;

“Accounting Period” means each consecutive quarterly period during the Security Period ending on 31 March, 30 June, 30 September and 31 December of each financial year of the Borrower;

“Affected Lender” has the meaning given in Clause 5.7;

“Affiliate” means, in relation to any person, a subsidiary of that person or a Holding Company of that person or any other subsidiary of that Holding Company.

“Agency and Trust Deed” means the agency and trust deed dated the same date as this Agreement and made between the same parties;

“Agent” means NIBC Bank N.V., acting in its capacity as agent for the Lenders and the Swap Banks through its office at 4 Carnegieplein, 2517 KJ, The Hague, The Netherlands and includes its successor appointed under clause 5 of the Agency and Trust Deed and any transferee or assign;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all of the Lenders), or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

“Approved Broker” means any of the companies listed in Schedule 7 or such other company proposed by the Borrower which the Agent may (acting on the instructions of the Majority Lenders) approve in writing from time to time to act as an “Approved Broker” under this Agreement;

“Approved Classification Society” means, in relation to a Ship, Lloyds Register, DNV, ABS or any other generally recognised first class classification society that is a member of IACS that the Agent may (acting on the authorisation of the Majority Lenders), approve in writing from time to time as the “Approved Classification Society” of that Ship for the purposes of this Agreement;

“Approved Flag” means, in relation to a Ship, the Republic of the Marshall Islands, the Republic of Liberia, Malta, United Kingdom or such other flag as the Agent may (acting on the instructions of the Majority Lenders) approve from time to time in writing as the flag on which such Ship shall be registered;

“Approved Pooling Arrangement” means, in relation to a Ship, the Scorpio Bulkers Kamsarmax Bulk Carrier Pool and any other any pooling arrangement:

(a)	proposed by the Borrower or the Owner of that Ship;

(b)	run by any Affiliate of the Approved Ship Manager responsible for the commercial management of the Ship; and

(c)	approved in writing by the Agent (acting on the instructions of the Majority Lenders) prior to that Ship’s entry into pooling such arrangement;

“Approved Ship Manager” means, in relation to the commercial management of a Ship, Scorpio Commercial Management s.a.m. of 9, Boulevard Charles III, Monte Carlo, the Principality of Monaco and, in relation to the technical management of a Ship, Scorpio Ship Management s.a.m. of 9, Boulevard Charles III, Monte Carlo, the Principality of Monaco, Anglo-Eastern Ship Management (Singapore) Pte. Ltd. of 200, Cantonment Road, #16-02, Southpoint, Singapore, 089763, Hellespont Ship Management GmbH & Co. KG of Beim Strohhause 28, 20097 Hamburg, Germany, Fleet Management Ltd of 11/F Dah Sing Financial Centre, 108 Gloucester Road, Wanchai, Hong Kong, Univan Ship Management Limited of 35th Floor, Citicorp Centre 18, Whitfield Road, North Point, Hong Kong, Synergy Marine Pte. Ltd. of 1 Kim Seng Promenade, #10-11/12 Great World City West Tower, Singapore 237994, C.P. Offen Tankschiffreedrel (GmbH & Co.) KG of Blichenbruecke 10, 20354 Hamburg, Zenith Gemi Islemeciligi Anonim Sirketi of FSM Mahallesi, Poligon Caddesi, Buyaka 2/B Sitesi NO:8, c-Blok Kat, Umraniye, 34771 Istanbul, Turkey, or any other company proposed by the Borrower or an Owner which the Agent may (acting on the instructions of all the Lenders), approve from time to time as the technical and/or commercial manager of a Ship;

“Approved Ship Manager’s Undertaking” means, in relation to a Ship, the letter executed and delivered by an Approved Ship Manager, in the Agreed Form;

“Availability Period” means, in relation to each Tranche, the period commencing on the date of this Agreement and ending on:

(d)	15 December 2014 (or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower); or

(e)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Builder” means Shanghai Waigaoqiao Shipbuilding Co., Ltd, a company organised and existing under the laws of the People’s Republic of China;

“Business Day” means a day on which banks are open in London and Rotterdam and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Cash” means any credit balance on any deposit, savings, current or other account, and any cash in hand held with banks or other financial institutions of the Borrower and/or any subsidiary of the Borrower which is:

(a)	freely withdrawable on demand;

(b)	not subject to any Security Interest (other than pursuant to the Finance Documents);

(c)	denominated and payable in freely transferable and freely convertible currency; and

(d)	capable of being remitted to the Borrower or such subsidiary of the Borrower.

“Cash Equivalents” means:

(a)	unencumbered securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(b)	time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognised standing organised under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000; and

(c)	such other securities or instruments as the Agent shall, with the authorisation of the Majority Lenders, agree in writing,

provided that in respect of (a) and (b) above such Cash Equivalents shall have a rating of at least “A+” given by S&P or “A” given by Moody’s (or the equivalent rating given by another Rating Agency), in each case having maturities of not more than ninety (90) days from the date of acquisition;

“Change of Control” means the occurrence of any act, event or circumstances which results in:

(a)	100 per cent. of the Equity Interests of either Owner ceasing to be ultimately owned and/or controlled by the Borrower;

(b)	a person or group other than any holders of the Borrower’s Equity Interests as at the date of this Agreement, becomes the ultimate beneficial owner of the Borrower including, without limitation, any change from the date of this Agreement in the ultimate beneficial owner of more than 35 per cent. of the total voting power of the voting stock of the Borrower (calculated on a fully diluted basis); or

(c)	individuals who constitute the board of directors of the Borrower at the beginning of any period of two consecutive calendar years and yet cease for any reason to constitute at least 50 per cent. of the total members of the Borrower’s board of directors at any time during such two year period;

“Charter” means, in relation to a Ship, any charterparty in respect of that Ship having a duration (including, without limitation, by virtue of any optional extensions) of more than 12 months entered or to be entered into by the Owner which is or is to be the owner of that Ship with a charterer and on terms and conditions acceptable to the Agent (acting on the instructions of all the Majority Lenders);

“Charterparty Assignment” means, in respect of a Charter and any guarantee of that Charter (to the extent that such guarantee is available), an assignment of the rights and interests of the Owner which is party to that Charter in respect of that Charter and any related guarantee (to the extent that such guarantee is available) to be executed by that Owner in favour of the Security Trustee in the Agreed Form;

“CISADA” means the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 as it applies to non-US persons.

“Code” means the US Internal Revenue Code of 1986;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compliance Certificate” means a certificate executed by the chief financial officer of the Borrower in the form set out in Schedule 8;

“Confidential Information” means all information relating to the Borrower, any Security Party, the Finance Documents or any Master Agreement of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents or any Master Agreement from either:

(a)	the Borrower or any Security Party or any of their advisers; or

(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from the Borrower or any Security Party or any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Creditor Party of Clause 26.13; or

(ii)	is identified in writing at the time of delivery as non-confidential by the Borrower or any Security Party or any of their advisers; or

(iii)	is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with the Borrower or any Security Party and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking in substantially the appropriate form recommended by the Loan Market Association from time to time or in any other form agreed between the Borrower and the Agent;

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the relevant Master Agreement;

“Consolidated EBITDA” means, for any Accounting Period, the consolidated net income of the Borrower for that Accounting Period:

(a)	plus, to the extent deducted in computing the net income of the Borrower for that Accounting Period, the sum, without duplication, of:

(i)	all federal, state, local and foreign income taxes and tax distributions;

(ii)	Consolidated Net Interest Expense;

(iii)	depreciation, depletion, amortisation of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortisation of debt discounts) and any extraordinary losses not incurred in the ordinary course of business;

(iv)	expenses incurred in connection with a special or intermediate survey (including any underwater survey done in lieu thereof) of a Fleet Vessel during such period; and

(v)	any drydocking expenses;

(b)	minus, to the extent added in computing the consolidated net income of the Borrower for that Accounting Period:

(i)	any non-cash income or non-cash gains; and

(ii)	any extraordinary gains on asset sales not received in the ordinary course of business;

“Consolidated Financial Indebtedness” means, with respect to any person (the “Debtor”) at any date of determination (without duplication):

(a)	all obligations of the Debtor for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the Debtor;

(b)	all obligations of the Debtor evidenced by bonds, debentures, notes or other similar instruments;

(c)	all obligations of the Debtor in respect of any acceptance credit, guarantee or letter of credit facility or equivalent made available to the Debtor (including reimbursement obligations with respect thereto);

(d)	all obligations of the Debtor to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services, except trade payables;

(e)	all capitalised lease obligations of the Debtor as lessee;

(f)	all Consolidated Financial Indebtedness of persons other than the Debtor secured by a Security Interest on any asset of that person, whether or not such Consolidated Financial Indebtedness is assumed by the Debtor, provided that the amount of such Consolidated Financial Indebtedness shall be the lesser of:

(i)	the fair market value of such asset at such date of determination; and

(ii)	the amount of such Consolidated Financial Indebtedness; and

(g)	all Consolidated Financial Indebtedness incurred under any guarantee, indemnity or similar obligation to the extent such Consolidated Financial Indebtedness is guaranteed, secured, expressed to be indemnified by, or otherwise assured by the Debtor.

The amount of Consolidated Financial Indebtedness of any Debtor at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to the contingent obligations set out in paragraphs (f) and (g) above, the maximum liability which would or might arise upon the occurrence of the contingency giving rise to the obligation provided that:

(i)	the amount outstanding at any time of any Consolidated Financial Indebtedness issued with an original issue discount shall be deemed to be the face amount of such Consolidated Financial Indebtedness less the remaining unamortised portion of such original issue discount of such Consolidated Financial Indebtedness at such time; and

(ii)	the calculation of Consolidated Financial Indebtedness shall not take into account any liability of the Debtor for taxes;

“Consolidated Funded Debt” means, for any Accounting Period, the sum of the following for the Borrower determined (without duplication) on a consolidated basis for such period and in accordance with IFRS consistently applied:

(a)	all Consolidated Financial Indebtedness; and

(b)	all obligations to pay a specific purchase price for goods or services whether or not delivered or accepted (including take-or-pay and similar obligations which in accordance with IFRS would be shown on the liability side of a balance sheet), provided that balance sheet accruals for future drydock expenses shall not be classified as Consolidated Funded Debt;

“Consolidated Net Interest Expense” means, for any Accounting Period, the aggregate of all interest, commissions, discounts and other costs, charges or expenses accruing that are due from the Borrower and all of its subsidiaries during the relevant Accounting Period less:

(a)	commitment fees;

(b)	interest income received; and

(c)	amortisation of deferred charges and arrangement fees, determined on a consolidated basis in accordance with IFRS and as shown in the consolidated statements of income for the Borrower;

“Consolidated Tangible Net Worth” means, on a consolidated basis, the total shareholders’ equity (including retained earnings) of the Borrower, minus goodwill and other non-tangible items;

“Consolidated Total Capitalisation” means the Consolidated Tangible Net Worth plus Consolidated Funded Debt;

“Contractual Currency” has the meaning given in Clause 21.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Creditor Party” means the Agent, the Security Trustee, the Mandated Lead Arranger, any Lender or any Swap Bank, whether as at the date of this Agreement or at any later time;

“Delivery Date” means, in respect of a Ship, the date on which such Ship is delivered by the Builder to the relevant Owner under the relevant Shipbuilding Contract;

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to a Master Agreement with a Swap Bank;

(b)	its purpose is the hedging of the Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Maturity Date; and

(c)	it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation in the form set out in Schedule 6, as a Designated Transaction for the purposes of the Finance Documents;

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party prevent that, or any other party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to a Tranche, the date requested by the Borrower for such Tranche to be made, or (as the context requires) the date on which such Tranche is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 3 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the relevant Owner or the Security Trustee in the event of requisition of that Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under Insurances in respect of loss of hire; and

(b)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means, in relation to a Ship, an account in the name of the Owner of that Ship with the relevant Account Bank designated as the Earnings Account in respect of such Ship, or any other account (with the relevant Account Bank, the Agent or with a bank or financial institution acceptable to the Majority Lenders) which is designated by the Agent as the Earnings Account for the purposes of this Agreement;

“Email” has the meaning given in Clause 28.1;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which such Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or such Ship and/or the Owner of such Ship and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which such Ship is actually or potentially liable to be arrested and/or where the Owner of such Ship and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Equity Interests” of any person means:

(a)	any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person; and

(b)	all rights to purchase, warrants or options or convertible debt (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person;

“Equity Proceeds” means the net cash proceeds from the issuance of common or preferred stock of the Borrower;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Existing Buyer” means, in relation to:

(a)	Ship A, Existing Buyer A; and

(b)	Ship B, Existing Buyer B;

“Existing Buyer A” means Caithness Shipping Limited, a company incorporated in the Republic of Malta whose registered office is at 171, Old Bakery Street, Valletta VLT 1455 Malta;

“Existing Buyer B” means Skegness Shipping Limited; a company incorporated in the Republic of Malta whose registered office is at 171, Old Bakery Street, Valletta VLT 1455 Malta;

“Fair Market Value” means, in relation to a Ship, a valuation determined in accordance with Clause 15.3;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a party to this Agreement that is entitled to receive payments free from any FATCA Deduction;

“FATCA Protected Lender” means any Lender irrevocably designated as a “FATCA Protected Lender” by the Borrower by notice to that Lender and the Agent at least six months prior to the earliest FATCA Application Date for a payment by a party to this Agreement to that Lender (or to the Agent for the account of that Lender);

“Finance Documents” means:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Guarantees;

(d)	the Mortgages;

(e)	the General Assignments

(f)	the Account Security Deeds;

(g)	any Charterparty Assignment;

(h)	any Intercompany Loan Assignment;

(i)	the Shares Pledge;

(j)	any Master Agreement Assignment; and

(k)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, any Security Party or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents referred to in this definition (provided always that the Approved Ship Manager Undertakings shall be excluded from this item (k));

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“Fiscal Year” means, in relation to any person, each period of 1 year commencing on January 1 of each year and ending on December 31 of such year in respect of which its accounts are or ought to be prepared;

“Fleet Vessel” means each vessel owned by a wholly owned direct or indirect subsidiary of the Borrower (including, but not limited to, the Ships);

“GAAP” means generally accepted accounting principles in the United States of America including IFRS;

“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation for that Ship in the Agreed Form;

“Guarantee” means, in relation to each Owner, a guarantee to be executed by that Owner in favour of the Security Trustee in the Agreed Form;

“Holding Company” means, in relation to a person, any other person in respect of which it is a subsidiary.

“IACS” means the International Association of Classification Societies;

“IFRS” means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, its Earnings or otherwise in relation to that Ship; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Intercompany Loan” means any transaction constituting Financial Indebtedness entered into by the Borrower (“Party A”) with the Owners or either of them (“Party B”) whereby Party A is entitled to receive any payment in cash or in kind from Party B.

“Intercompany Loan Assignment” means an assignment of each Intercompany Loan made or to be made by the person providing such Intercompany Loan in favour of the Security Trustee in the Agreed Form;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Latent Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, would constitute an Event of Default;

“Lender” means, subject to Clause 26.6, a bank or financial institution listed in Part 1 of Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) or its transferee, successor or assign;

“LIBOR” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to 4 decimal places) of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market;

as of 11 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period and, if any such rate is below zero, LIBOR shall be deemed to be zero;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before a Tranche has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)	after a Tranche has been made, Lenders whose Contributions total 66.66 per cent. of the Loan;

“Mandated Lead Arranger” means NIBC Bank N.V., acting in its capacity as Mandated Lead Arranger through its office at 4 Carnegieplein, 2517 KJ, The Hague, The Netherlands and includes any transferee, assign or successor;

“Mandatory Cost” means the percentage rate, which represents the cost to the Lenders, relative to the Loan, of compliance with the requirements of the Bank of England, the Financial Services Authority or any other regulatory authority, as determined by the Agent in accordance with the formula detailed in Schedule 9;

“Margin” means 2.925 per cent. per annum;

“Master Agreement” means each master agreement (on the 2002 ISDA (Multicurrency - Crossborder) form) in the Agreed Form made between the Borrower and a Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;

“Master Agreement Assignment” means, in relation to each Master Agreement, the assignment of the Master Agreement to be entered into between the Borrower and the Security Trustee in Agreed Form;

“Maturity Date” means, in the case of each Tranche, the fifth anniversary of the date of this Agreement;

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation;

“Mortgage” means, in relation to a Ship the first priority or, as the case may be, preferred ship mortgage on the Ship under the applicable Approved Flag together with any deed of covenant collateral thereto, (if applicable) in the Agreed Form;

“Negotiation Period” has the meaning given in Clause 5.10;

“Net Debt” means Consolidated Financial Indebtedness less Cash and Cash Equivalents;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Owner” means each of Owner A and Owner B;

“Owner A” means SBI Cakewalk Shipping Company Limited, a corporation incorporated in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands;

“Owner B” means SBI Charleston Shipping Company Limited, a corporation incorporated in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands;

“Payment Currency” has the meaning given in Clause 21.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement or any other Finance Document;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Owner that owns such Ship in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(h);

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Owner that owns such Ship or the Borrower, as the case may be, is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales, the Principality of Monaco, New York State of the United States of America, The Netherlands and the Republic of the Marshall Islands;

(b)	if not within any of the jurisdictions referred to in (a) above, the country under the laws of which the company is incorporated or formed;

(c)	if not within any of the jurisdictions referred to in (a) above, a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Rating Agency” means S&P, Moody’s or, if both of them are not making ratings of securities publically available, an internationally recognised rating agency selected by the Agent which shall be substituted for S&P or Moody’s;

“Reference Banks” means, subject to Clause 26.16, ABN Amro Bank N.V. and ING Bank N.V., and any other prime international banks selected by the Agent and notified to the Borrower;

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies Inc.;

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the Council of the European Union, the United Nations or its Security Council or the United Kingdom;

(b)	under CISADA;

(c)	in respect of (i) a “national” of any “designated foreign country”, within the meaning of the Foreign Assets Control Regulations or the Cuban Asset Control Regulations of the United States Department of the Treasury, 31 C.F.R., Subtitle B, Chapter V, as amended, or (ii) a “specially designated national” listed by OFAC or any regulations or rulings issued thereunder; or

(d)	otherwise imposed by any law or regulation or Executive Order by which any Creditor Party, the Borrower or any Security Party is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Creditor Party, the Borrower or any Security Party, including without limitation laws or regulations or Executive Orders restricting loans to, investments in, or the export of assets to, foreign countries or entities doing business there;

“Screen Rate” means, in respect of LIBOR for any period, the rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreements or any judgment relating to any Finance Documents or the Master Agreements; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means each Owner and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents” (but for the avoidance of doubt shall not include the Approved Ship Managers);

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent acting reasonably notifies the Borrower, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents and the Master Agreements have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or any Master Agreement;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 or any other provision of this Agreement or another Finance Document or a Master Agreement; and

(d)	the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document or a Master Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or a Master Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means NIBC Bank N.V., acting in its capacity as Security Trustee for the Lenders and the Swap Banks through its office at 4 Carnegieplein, 2517 KJ, The Hague, The Netherlands and includes any transferee, assign or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Servicing Bank” means the Agent or the Security Trustee;

“Shares Pledge” means a deed creating security over the share capital of each Owner in favour of the Security Trustee in the Agreed Form;

“Ship A” means the kamsarmax bulk carrier currently under construction by the Builder with hull number 1284 and which upon delivery pursuant to the Ship A Shipbuilding Contract shall be registered in the ownership of Owner A under an Approved Flag with the name “SBI CAKEWALK”;

“Ship A Shipbuilding Contract” means, in relation to Ship A, the shipbuilding contract dated 25 June 2012 as amended and supplemented from time to time and originally entered into between the Builder and Existing Buyer A in respect of the construction by the Builder of Ship A as the same shall be assigned, transferred or novated by Existing Buyer A to Owner A at or prior to the Delivery Date of Ship A;

“Ship B” means the kamsarmax bulk carrier currently under construction by the Builder with hull number 1285 and which upon delivery pursuant to the Ship B Shipbuilding Contract shall be registered in the ownership of Owner B under an Approved Flag with the name “SBI CHARLESTON”;

“Ship B Shipbuilding Contract” means, in relation to Ship B, the shipbuilding contract dated 25 June 2012 as amended and supplemented from time to time and entered into between the Builder and Existing Buyer B in respect of the construction by the Builder Ship B as the same shall be assigned, transferred or novated by Existing Buyer B to Owner B at or prior to the Delivery Date of Ship B;

“Shipbuilding Contract” means each of the Ship A Shipbuilding Contract and the Ship B Shipbuilding Contract;

“SMC” means a safety management certificate issued in respect of the Ship in accordance with Rule 13 of the ISM Code;

“Swap Bank” means a bank or financial institution listed in Schedule 2 and acting through its branch indicated in Schedule 1;

“Swap Counterparty” means, at any relevant time and in relation to a continuing Designated Transaction, the Swap Bank which is a party to that Designated Transaction;

“Swap Exposure” means, as at any relevant date and in relation to a Swap Counterparty, the amount certified by the Swap Counterparty to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Counterparty under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement entered into by the Swap Counterparty with the Borrower if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Counterparty;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension), unless it is within 6 months redelivered to the full control of the Owner owning that Ship;

(c)	any arrest, capture, seizure or detention of that Ship (including any theft) unless it is within 6 months redelivered to the full control of the Owner owning that Ship; and

(d)	any hijacking of that ship unless it is within 6 months redelivered to the full control of the Owner owning that Ship;

“Total Loss Date” means:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf with that Ship’s insurers in which the insurers agree to treat such Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Tranche” means the principal amount of each borrowing by the Borrower under this Agreement comprising Tranche A and Tranche B;

“Tranche A” means an amount up to the lower of (i) $19,800,000 and (ii) 55 per cent. of the Fair Market Value of Ship A to be advanced to the Borrower and on-lent to Owner A pursuant to an Intercompany Loan to assist Owner A in partially re-financing the cost of its purchase of Ship A from the Builder under the ship A Shipbuilding Contract, as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Tranche B” means an amount up to the lower of (i) $19,800,000 and (ii) 55 per cent. of the Fair Market Value of Ship B to be advanced to the Borrower to be on-lent to Owner B pursuant to an Intercompany Loan to assist Owner B in partially re-financing the cost of its purchase of Ship B from the Builder under the Ship B Shipbuilding Contract, as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Transaction” has the meaning given in each Master Agreement;

“Transfer Certificate” has the meaning given in Clause 26.2; and

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed.

1.2	Construction of certain terms. In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which such Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or of its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Owner owning that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“party” means any party to this Agreement;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Time Clauses (Hulls)(1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental body, intergovernmental or supranational, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the Institute Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders agree to make a loan facility not exceeding $39,600.000 available to the Borrower in two Tranches.

2.2	Lenders’ participations in Tranches. Subject to the other provisions of this Agreement, each Lender shall participate in each Tranche in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of each Tranche. The Borrower undertakes with each Creditor Party to use each Tranche only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS AND SWAP BANKS

3.1	Interests several. The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.

3.2	Individual right of action. Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement or under a Master Agreement without joining the Agent, the Security Trustee, any other Lender or any other Swap Bank as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lender consent. Except as provided in Clause 3.2, no Lender and no Swap Bank may commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations several. The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreement to which each is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders or Swap Banks being increased; nor

(b)	the Borrower, any Security Party, any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under any Master Agreement,

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or a Master Agreement.

4	DRAWDOWN

4.1	Request for advance of a Tranche. Subject to the following conditions, the Borrower may request a Tranche to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 14.1 are that:

(a)	the Drawdown Date for each Tranche has to be a Business Day during the Availability Period applicable to such Tranche; and

(b)	each Tranche shall not exceed the lower of (i) $19,800,000 and (ii) 55 per cent. of the Fair Market Value of the Ship which is the subject to such Tranche;

(c)	each Tranche shall only be on-lent by the Borrower to the relevant Owner to assist the relevant Owner in partially re-financing its acquisition of the Ship acquired by it pursuant to the relevant Shipbuilding Contract;

(d)	each Tranche shall be made available in a single amount and any amount undrawn in respect of a Tranche shall be cancelled and may not be borrowed by the Borrower at a later date;

(e)	the aggregate amount of the Tranches shall not exceed the Total Commitment; and

(f)	the applicable conditions precedent stated in Clause 9 shall have been satisfied or waived as provided therein.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Tranche requested and the Drawdown Date;

(b)	the amount of that Lender’s participation in that Tranche; and

(c)	the duration of the first Interest Period applicable to that Tranche.

4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by an officer or a duly authorised attorney-in-fact of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent the amount due from that Lender under Clause 2.2.

4.6	Disbursement of a Tranche. Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of a Tranche to third party. The payment of a Tranche by the Agent under Clause 4.6 to the Owner owning the Ship to which such Tranche relates shall constitute the making of that Tranche and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Tranche in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Tranche in respect of an Interest Period shall be the aggregate of (i) the Margin (ii) the Mandatory Costs (if any) and (iii) LIBOR for that Interest Period.

5.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote. A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6	Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption. The following provisions of this Clause 5 apply if:

(a)	no Screen Rate is available for an Interest Period and 2 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Date, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if the Loan has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption. The Agent shall promptly notify the Borrower, each of the Lenders and each of the Swap Counterparties stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown. If the Agent’s notice under Clause 5.8 is served before a Tranche is made:

(a)	in a case falling within Clauses 5.7(a) or (b), the Lenders’ obligations to make that Tranche; and

(b)	in a case falling within Clause 5.7(c), the Affected Lender’s obligation to participate in such Tranche,

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10	Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.8 is served after a Tranche is made, the Borrower, the Agent, the Lenders or (as the case may be) the Affected Lender and the Swap Counterparties shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and the Mandatory Costs (if any); and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 15 Business Days’ notice of its intention to prepay at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments. A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Costs (if any).

5.15	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period applicable to a Tranche shall commence on the Drawdown Date relating to that Tranche and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	3 or 6 months as notified by the Borrower to the Agent not later than 11.00 a.m. (London time) 5 Business Days before the commencement of the Interest Period; or

(b)	in the case of the first Interest Period applicable to each Tranche, a period ending on the first Repayment Date relating to that Tranche; or

(c)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or

(d)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrower.

6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4

Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin plus the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may, with the consent of the Majority Lenders, select from time to time:

(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the actual cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreements. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of that Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment instalments. The Borrower shall repay each Tranche by 8 equal consecutive quarterly instalments of $412,500 each followed by equal consecutive quarterly instalments of $282,500 up to the Maturity Date whereupon the remainder of the Tranche then outstanding shall be repaid as a balloon instalment. If less than the maximum amount of a Tranche is advanced, each repayment instalment for that Tranche, excluding the balloon instalment, shall be reduced pro rata by an amount in aggregate equal to the undrawn amount.

8.2	Repayment Dates. The first instalment of each Tranche shall be repaid on the date falling 3 months after the Drawdown Date relating to that Tranche and the last instalment of each Tranche (excluding the balloon instalment) shall be repaid on the quarterly repayment date falling on or immediately prior to the Maturity Date with the balloon instalment payable on the Maturity Date.

8.3	Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the conditions set forth in Clause 8.5, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period without premium other than pursuant to Clause 8.11.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $500,000 or a higher integral multiple of $500,000 or such lower amount as the Agent may approve;

(b)	the Agent has received from the Borrower at least 3 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	that the Borrower has complied with Clause 8.14 on or prior to the date of prepayment.

8.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice.

8.8	Mandatory prepayment on sale or Total Loss. If a Ship is sold or becomes a Total Loss, the Borrower shall prepay the Tranche related to that Ship and comply with Clause 8.14:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the relevant buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

8.9	Mandatory prepayment on Change of Control. If there is a Change of Control, the Borrower shall prepay the Loan and comply with Clause 8.14 on or before the date falling 60 days following such Change of Control unless agreed otherwise by all the Lenders.

8.10	Mandatory repayment and cancellation of FATCA Protected Lenders

(a)	If on the date falling six months before the earliest FATCA Application Date for any payment by any party to this Agreement to a FATCA Protected Lender (or to the Agent for the account of that Lender), that Lender is not a FATCA Exempt Party and, in the opinion of that Lender (acting reasonably), that party will, as a consequence, be required to make a FATCA Deduction from a payment to that Lender (or to the Agent for the account of that Lender) on or after that FATCA Application Date (a “FATCA Event”):

(i)	that Lender shall, reasonably promptly after that date, notify the Agent of that FATCA Event and the relevant FATCA Application Date; and

(ii)	if, on the date falling one month before such FATCA Application Date, that FATCA Event is continuing:

(A)	that Lender may, at any time between one month and two weeks before such FATCA Application Date, notify the Agent;

(B)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(C)	the Borrower shall repay that Lender’s Contribution on the last day of the Interest Period applicable to the relevant Tranche or Tranches to be repaid occurring after the Agent has notified the Borrower or, if earlier, the last Business Day before the relevant FATCA Application Date.

8.11	Amounts payable on prepayment. A voluntary prepayment under Clause 8.4, a mandatory prepayment under Clauses 8.8, 8.9 and 8.10 and any cancellation of any Lender’s Commitment under this Agreement shall be made together with:

(a)	accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid;

(b)	if the prepayment is not made on the last day of an Interest Period, any sums payable under Clause 21.1(b); and

(c)	a prepayment fee of 1.00 per cent. of the prepaid amount in respect of any prepayment made prior to the third anniversary of the date of this Agreement,

provided that no prepayment fee shall be payable in respect of a mandatory prepayment under Clause 8.8(b) or Clause 8.10, a voluntary prepayment under Clause 15.2 or a cancellation of Commitment under Clause 4.2(d).

8.12	Application of partial prepayment. Each partial prepayment shall be applied pro rata against each Tranche and, as regards each Tranche, first against the balloon instalment and then against the scheduled repayment instalments specified in Clause 8.1 in inverse order of maturity.

8.13	No reborrowing. No amount prepaid may be reborrowed.

8.14	Unwinding of Designated Transactions. On or prior to any repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrower shall unless otherwise agreed by all the Lenders wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to the Loan is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 4 in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on each Drawdown Date but prior to the advance of a Tranche, the Agent receives or is satisfied that it will receive on the making of such Tranche the documents described in Part B of Schedule 4 in form and substance satisfactory to it and its lawyers;

(c)	that, on or before the service of each Drawdown Notice, the Agent receives all accrued commitment fee payable pursuant to Clause 20.1(b) and the first instalment of the annual agency fee referred to in Clause 20.1(c) and has received payment of the expenses referred to in Clause 20.2; and

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Latent Event of Default has occurred or would result from the borrowing of the relevant Tranche;

(ii)	the representations and warranties in Clause 10.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	there has not been a change in the financial position, state of affairs or prospects of the Borrower or any Security Party which has a material adverse effect on (a) such person’s ability to discharge its liabilities under the Finance Documents or any Master Agreement as they fall due, (b) the rights or remedies of the Lenders under this Agreement, the other Finance Documents or any Master Agreement, (c) this Agreement, (d) the property, assets, nature of assets, operations, liabilities, condition or prospects (financial or otherwise) of the Borrower or any Security Party;

(iv)	there has been no material change in the consolidated financial condition, operations or business prospects of the Borrower since the date on which the Borrower provided the Compliance Certificate and Accounting Information accompanying such Compliance Certificate or in respect of any of the information concerning those topics appended to the Compliance Certificate; and

(v)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and

(e)	that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Tranche, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the relevant Drawdown Date.

9.2	Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit a Tranche to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date relating to that Tranche (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to each Creditor Party as follows.

10.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands.

10.3	Ownership of the Owners. The Borrower is the ultimate beneficial owner of all the issued share capital and voting rights in respect of each Owner free of Security Interests save for the Security Interests created pursuant to the Finance Documents.

10.4	Corporate power. The Borrower (or in the case of paragraph (a) each Owner) has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute its Shipbuilding Contract, to purchase and pay for its Ship under the relevant Shipbuilding Contract and register its Ship in its name under the Approved Flag;

(b)	to execute the Finance Documents to which the Borrower is a party and the Master Agreements; and

(c)	to borrow under this Agreement, to enter into Designated Transactions under each Master Agreement and to make all the payments contemplated by, and to comply with, the Finance Documents to which the Borrower is a party and each Master Agreement.

10.5	Consents in force. All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party and each Master Agreement, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The execution by the Borrower of each Finance Document and each Master Agreement, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document and each Master Agreement will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.9	No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Latent Event of Default has occurred.

10.11	Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

10.12	No litigation. No legal or administrative action involving the Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower’s financial position or which would prevent it from meeting its obligations under this Agreement.

10.13	Shipbuilding Contracts. The copies of each Shipbuilding Contract delivered to the Agent before the date of this Agreement are true and complete copies and no amendments or additions to either Shipbuilding Contract have been agreed which would result in a change of specification, classification, the characteristics, type, contract price or scheduled delivery date of the relevant Ship which could reasonably be considered material in the context of this Agreement Provided always that at the date of this Agreement, it is intended that the rights and obligations of the Existing Buyers under their respective Shipbuilding Contracts shall be assigned and transferred to each respective Owner at or prior to the Delivery Date of the relevant Ship under such Shipbuilding Contract.

10.14	No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower or any Security Party from the Builder, or to the Builder from the Borrower or any Security Party in connection with the purchase by the Owner of the Ship to be owned by it, other than the provisions for liquidated damages contained in the Shipbuilding Contracts and as disclosed to the Agent in writing on or prior to the date of this Agreement.

10.15	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.8 and 11.14.

10.16	Taxes paid. The Borrower has paid and has procured that each Owner has paid all taxes applicable to, or imposed on or in relation to it, its business or the Ship owned or to be owned by it.

10.17	ISM Code, ISPS Code and Environmental Laws compliance. All requirements of the ISM Code, the ISPS Code and all Environmental Laws as they relate to the Borrower, the Owners, any Approved Ship Manager and the Ships have been complied with at the time the relevant Owner acquires that Ship.

10.18	No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents or any Master Agreement, and the transactions and other arrangements affected or contemplated by the Finance Documents or any Master Agreement to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council).

10.19	No immunity. The Borrower is not and no assets of the Borrower are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceedings (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

10.20	Sanctions.

(a)	The Borrower:

(i)	is not a Prohibited Person; and

(ii)	does not own or control a Prohibited Person; and

(b)	no proceeds of either Tranche or the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

10.21	Pari passu. The obligations of the Borrower under the Finance Documents and any Master Agreement to which it is a party rank at least pari passu with all other unsecured indebtedness of the Borrower other than indebtedness mandatorily preferred by law.

11	GENERAL UNDERTAKINGS

11.1	General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge. The Borrower will:

(a)	own (directly or indirectly) the entire beneficial interest in the entire issued share capital of each Owner free from all Security Interests and other interests and rights of every kind except for those created by the Finance Documents;

(b)	procure that each Owner will:

(i)	hold the legal title to, and own the entire beneficial interest in the Ship to be owned by it, the Insurances and Earnings relating to that Ship and the Earnings Account in its name, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests; and

(ii)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future; and

(c)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets. The Borrower will not, and will procure that no Owner will transfer, lease or otherwise dispose of:

(a)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation; or

(b)	make any substantial change to the nature of its business from that existing at the date of this Agreement.

11.4	No other liabilities or obligations to be incurred. The Borrower will procure that no Owner will incur any liability or obligation (including, without limitation, any contingent liability) except liabilities and obligations:

(a)	under the Shipbuilding Contracts and the Finance Documents to which it is a party;

(b)	reasonably incurred in the ordinary course of operating, upgrading, maintaining and chartering its Ship; and

(c)	in respect of Intercompany Loans made to the relevant Owner provided these comply with the requirements of Clause 11.22.

11.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower or any Security Party under or in connection with any Finance Document will be true, complete and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrower, the audited consolidated accounts of the Borrower and its subsidiaries;

(b)	as soon as possible, but in no event later than 90 days after the end of each Accounting Period, unaudited consolidated accounts of the Borrower and its subsidiaries which are certified as to their correctness by the chief financial officer of the Borrower;

(c)	a Compliance Certificate together with quarterly reports that the Borrower delivers in (b) above each certified by the chief financial officer of the Borrower; and

(d)	such other information and financial statements (including, without limitation, details of the operating performance, employment, positions and engagements of the Ships, annual budgets and projections) as may be requested by the Agent from time to time.

11.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)	fairly represent the financial condition of the Borrower and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower and its subsidiaries.

11.8	Consents. The Borrower will, and will procure that each Owner will, maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for it to perform its obligations under any Finance Document to which it is a party or any Master Agreement;

(b)	for the validity or enforceability of any Finance Document to which it is a party or any Master Agreement; and

(c)	in the case of each Owner, to continue to own and operate the Ship owned by it and the Borrower will, and will procure that each Owner will, comply with the terms of all such consents.

11.9	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document and each Master Agreement validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document and any Master Agreement (if applicable) with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.10	Notification of litigation. The Borrower will provide the Agent with details of any legal action involving the Borrower, any Security Party or either Ship, its Earnings or its Insurances as soon as such action is instituted unless it is clear that the legal action cannot be considered material in the context of any Finance Document.

11.11	No amendment to Shipbuilding Contracts. The Borrower will procure that neither Existing Buyer and neither Owner (as the case may be) will agree to any amendment or supplement to, its Shipbuilding Contract in any manner which would result in a change of specification, classification, the characteristics, type, contract price or scheduled delivery date for the Ship which is the subject of such Shipbuilding Contract which could reasonably be considered as material in the context of this Agreement.

11.12	No amendment to Master Agreements. The Borrower will not agree to any amendment or supplement to, or waive or fail to enforce, any Master Agreement or any of its provisions.

11.13	Chief Executive Office. The Borrower will, and will procure that each Owner maintains in its chief executive office in the Principality of Monaco and the Borrower will not, and will procure that each Owner does not, have any other representative office other than New York.

11.14	Confirmation of no default. The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of the Borrower and which:

(a)	states that no Event of Default or Latent Event of Default has occurred; or

(b)	states that no Event of Default or Latent Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.14 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Loan has not been made) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.14 does not affect the Borrower’s obligations under Clause 11.15.

11.15	Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Latent Event of Default; or

(b)	any matter which indicates that an Event of Default or a Latent Event of Default may have occurred,

and will keep the Agent fully up-to-date with all developments.

11.16	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(a)	the financial condition, business and operations of the Borrower;

(b)	the Borrower, any Security Party, either Ship, its Earnings or its Insurances; or

(c)	any other matter relevant to, or to any provision of, a Finance Document and any Master Agreement,

which may be requested by the Agent, the Security Trustee, any Lender or any Swap Bank at any time and the Borrower shall promptly, provide such further information and/or documents as any Creditor Party (through the Agent) may request so as to enable such Creditor Party to comply with any laws applicable to it (including, without limitation, compliance with FATCA).

11.17	Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.18	“Know your customer” checks. The Borrower shall notify the Agent immediately if it becomes aware of any actual or intended change in its status or the status of any Security Party after the date of this Agreement. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.19	Compliance with laws. The Borrower shall comply and shall procure that each Owner shall comply in all material respects with all applicable laws, including, without limitation, all Environmental Laws, all Sanctions and regulations relating thereto.

11.20	Taxes. The Borrower shall prepare and timely file all tax returns required to be filed by it and any member of the SBI Group and pay and discharge all taxes imposed upon it and any member of the SBI Group or in respect of any of its or any member of the SBI Group’s property and assets before the same shall become in default, as well as all lawful claims (including, without limitation, claims for labour, materials and supplies) which, if unpaid, might become a lien or any part thereof, except in each case, for any such taxes (a) as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (b) as to which such failure to have paid does not create any risk of sale, forfeiture, loss, confiscation or seizure of a Ship or criminal liability, or (c) the failure of which to pay or discharge would not be likely to have a material adverse effect on the business, assets or financial condition of the Borrower or the SBI Group generally or to affect the legality, validity, binding effect or enforceability of the Finance Documents or any Master Agreement.

11.21	Use of proceeds and Intercompany Loans. The Borrower shall:

(a)	on-lend the proceeds of each Tranche directly or indirectly to the Owner which owns the Ship to which that Tranche relates and shall procure that such Owner shall use the proceeds of such Tranche solely to partially re-finance the cost of its acquisition of the Ship from the Builder; and

(b)	procure that any Intercompany Loan it provides whether directly or indirectly to an Owner pursuant to paragraph (a) above shall:

(i)	be fully subordinated to any and all obligations of the Owners and the rights of the Creditor Parties under the Finance Documents;

(ii)	not carry cash interest;

(iii)	mature at least 1 year after the Maturity Date; and

(iv)	not be secured by any asset which is already, or is to be, the subject of a Security Interest created by the Borrower or any Security Party pursuant to any Finance Document,

(c)	furnish promptly to the Agent a true and complete copy of any instrument evidencing any Intercompany Loan, all other documents related thereto and a true and complete copy of each material amendment or other modification thereof; and

(d)	in respect of any such Intercompany Loan, execute and deliver to the Agent an Intercompany Loan Assignment and deliver to the Agent such other documents equivalent to those referred to in paragraphs 4, 5 and 6 of Part A of Schedule 4 as the Agent may require.

11.22	Ownership. The Borrower shall ensure that (a) it shall remain the direct owner of the whole of the issued share capital of each Owner and (b) there shall be no change in the legal or beneficial ownership of the shares of each Owner from that existing as at the date of this Agreement.

11.23	Other swaps. The Borrower may enter into other master agreements and/or derivative instruments with any third party provided that such third party does not share in any Security Interest created under any Finance Document.

12	CORPORATE AND FINANCIAL UNDERTAKINGS

12.1	General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will:

(a)	maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands;

(b)	remain listed on the New York Stock Exchange; and

(c)	procure that each Owner shall maintain its separate corporate existence and remain in goodstanding under the laws of the Republic of the Marshall Islands.

12.3	Negative undertakings. The Borrower will not and will procure that no Owner shall:

(a)	change its name, its type of organisation or the nature of its business; or

(b)	subject to Clause 12.4, pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital; or

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s or the relevant Owner’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower or the relevant Owner than those which it could obtain in a bargain made at arms’ length;

(d)	change its Fiscal Year;

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(f)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than Designated Transactions; or

permit or authorise either Owner to enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12.4	Dividends. The Borrower may not pay a dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if:

(a)	any Event of Default has occurred and is continuing at the time of the payment of such dividends or will result from such payment; or

(b)	such dividend payment shall result in a breach of the financial covenants set out in Clauses 12.5, 12.6, 12.7 and 12.8.

12.5	Minimum liquidity. The Borrower shall, at all times, maintain Cash and Cash Equivalents on a consolidated basis, including all amounts on deposit with any bank, of not less than the greater of (a) $50,000,000 and (b) $850,000 per Fleet Vessel (the “Minimum Liquidity”), provided that:

(i)	for the purpose of this Clause 12.5, “Cash Equivalents” shall include unutilised and freely available amounts under any revolving credit facility made available to the Borrower which has a maturity date in excess of 12 months; and

(ii)	66 2⁄3 per cent. of the Minimum Liquidity shall at all times consist of Cash and Cash Equivalents.

12.6	Minimum Consolidated Tangible Net Worth. The Borrower shall, at all times, maintain a Consolidated Tangible Net Worth of not less than $500,000,000 plus:

(a)	25 per cent. of the Borrower’s cumulative, positive consolidated net income for each Accounting Period commencing on or after 31 December 2013; and

(b)	50 per cent. of the Equity Proceeds realised from any issuance of Equity Interests in the Borrower occurring on or after 31 December 2013.

12.7	Maximum leverage. The Borrower shall maintain a ratio of Net Debt to Consolidated Total Capitalisation of not more than 0.60 to 1.00, to be tested on the last day of each Accounting Period.

12.8	Minimum interest coverage. The Borrower shall maintain a ratio of Consolidated EBITDA to Consolidated Net Interest Expense greater than:

(a)	from 30 September 2015 up to (and including) 31 December 2016, 1.00 to 1.00;

(b)	from 1 January 2017 up to (and including) 31 December 2017, 2.00 to 1.00; and

(c)	at all other times thereafter, 2.50 to 1.00.

Such ratio shall be calculated on the last day of each Accounting Period on a trailing four quarter basis.

12.9	Material Changes in GAAP or IFRS requirements. If, at any time after the date of this Agreement, the GAAP or IFRS requirements materially change so as to impact the financial covenants set out in this Clause 12 the Borrower shall notify the Agent and, if agreed between the Borrower and the Agent, this Agreement shall be amended and/or supplemented to reflect these changes.

12.10	MFN. If, within 2 years following the date of this Agreement, the financial covenants, dividend restrictions or change of ownership restrictions provided by the Borrower to other creditor parties in relation to any other financings are more favourable to the creditor parties to those other financings than the financial covenants, dividend restrictions and change of ownership restrictions set out in Clauses 8.9, 12.4, 12.5, 12.6, 12.7 and 12.8 in this Agreement, the more favourable financial covenants, dividend restrictions and change of ownership restrictions shall apply to this Agreement as if expressly incorporated in this Agreement.

13	INSURANCE

13.1	General. The Borrower also undertakes with each Creditor Party to procure that each Owner will comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)	fire and usual marine risks (including hull and machinery plus hull interest and any other usual marine risks such as excess risks);

(b)	war risks (including the London Blocking and Trapping addendum or similar arrangement);

(c)	full protection and indemnity risks (including liability for oil pollution and excess war risk P&I cover) on standard club rules, covered by a protection and indemnity association which is a member of the International Group of Protection and Indemnity Associations (or, if the International Group of Protection and Indemnity Associations ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover), or other with written consent from the Agent;

(d)	freight, demurrage & defence risks;

(e)	any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Owner to insure and which are specified by the Security Trustee by notice to that Owner.

13.3	Terms of obligatory insurances. The Borrower shall procure that each Owner shall affect such insurances in respect of the Ship owned by it:

(a)	in Dollars;

(b)	in the case of the insurances described in 13.2(a), (b), (d) and (e) in an amount on an agreed value basis at least the greater of:

(i)	when aggregated with the insured values of the other Ship then financed under this Agreement, 120 per cent. of the aggregate amount of the Loan and the Swap Exposure (if any); and

(ii)	the Fair Market Value of the Ship owned by it;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations that are members of the International Group of Protection and Indemnity Clubs.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3 the Borrower shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name the relevant Owner as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between the relevant Owner and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party;

(f)	provide that the Security Trustee may make proof of loss if the Owner concerned fails to do so; and

(g)	provide that the deductible of the hull and machinery insurance is not higher than the amount agreed upon and stated in the loss payable clause.

13.5	Renewal of obligatory insurances. The Borrower shall procure that each Owner shall;

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. The Borrower shall procure that each Owner shall ensure that all approved insurance brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry. The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8	Deposit of original policies. The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. The Borrower procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by that Owner and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances. The Borrower shall not and shall procure that no Owner shall do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	neither Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)	each Owner shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	neither Owner shall employ the Ship owned by it, or allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances. The Borrower shall not and shall procure that no Owner shall make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

13.13	Settlement of claims. The Borrower shall not and shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance effected by it for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications. The Borrower shall not and shall procure that no Owner shall provide the Security Trustee, at the time of each such communication, copies of all written communications between the relevant Owner and:

(a)	the approved insurance brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information. In addition, the Borrower shall procure that each Owner shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected by it; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances;

and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee’s interest, additional perils. The Security Trustee shall be entitled from time to time to effect, maintain and renew (i) mortgagee’s interest additional perils insurance and (ii) mortgagee’s interest marine insurance in such amounts, (and on the date of this Agreement, it is expected that such amount will be 120 per cent. of the Loan), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14	SHIP COVENANTS

14.1	General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders (such authorisation not to be unreasonably withheld in the case of Clauses 14.13(e) and 14.13(f)), may otherwise permit.

14.2	Ship’s name and registration. The Borrower shall procure that each Owner shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of either Ship without the prior written approval of the Agent, such approval not to be unreasonably withheld.

14.3	Repair and classification. The Borrower shall procure that each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class for that Ship with the Approved Classification Society free of overdue recommendations and conditions affecting that Ship’s class; and

(c)	so as to comply with all laws and regulations applicable to vessels registered under the law of the Approved Flag on which that Ship is registered or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Classification Society undertaking. The Borrower shall procure that each Owner shall instruct the Approved Classification Society:

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the Approved Classification Society in relation to the Ship owned by it;

(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Owner and the Ship owned by it at the offices of the Approved Classification Society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the Approved Classification Society:

(i)	receives notification from that Owner or any other person that its Ship’s Approved Classification Society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of its Ship’s class under the rules or terms and conditions of that Owner’s or its Ship’s membership of the Approved Classification Society;

(d)	following receipt of a written request from the Security Trustee:

(i)	to confirm that such Owner is not in default of any of its contractual obligations or liabilities to the Approved Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)	if such Owner is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

14.5	Modification. The Borrower shall procure that no Owner shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on that Ship which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.6	Removal of parts. The Borrower shall procure that no Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of that Owner and subject to the security constituted by the Mortgage Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.7	Surveys. The Borrower shall procure that each Owner, at the Borrower’s expense submits the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes with copies of all technical survey reports in respect of surveys carried out by an Approved Ship Manager or other qualified expert duly appointed for such purpose.

14.8	Inspection. The Borrower shall procure that each Owner shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times always without interfering with the trading of the Ship at the Borrower’s expense to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections provided that unless an Event of Default has occurred or that Ship’s Approved Classification Society has issued a recommendation or condition affecting that Ship’s class, the Borrower shall not have to pay for more than 1 inspection per Ship in each calendar year. The Security Trustee shall use reasonable efforts not to interfere with the operation of that Ship when exercising its rights under this Clause 14.8.

14.9	Prevention of and release from arrest. The Borrower shall procure that each Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, its Earnings or its Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, its Earnings or its Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, its Earnings or its Insurances,

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. The Borrower shall procure that each Owner shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Owner;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and Sanctions; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless the prior written consent of the Security Trustee has been given and the Borrower has or has procured that there is (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information. The Borrower shall procure that each Owner shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements (including, without limitation, details of the operating performance, employment, positions and engagements of the Ships, annual budgets and projections);

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Ship Manager’s or the compliance by the Ship owned by it with the ISM Code, the ISPS Code, all Environmental Laws and Sanctions,

and, upon the Security Trustee’s request, provide copies of any current charter relating to that Ship, of any current charter guarantee and copies of each Owners or the Approved Ship Manager’s Document of Compliance.

14.12	Notification of certain events. The Borrower shall procure that each Owner shall immediately notify the Security Trustee by fax or email, confirmed forthwith, by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or condition made by any insurer or the Approved Classification Society or by any competent authority which is not complied with within the specified time;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against any Security Party or the Borrower or in connection with either Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code, the ISPS Code, any Environmental Laws or Sanctions being made against that Owner, the Approved Ship Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code, the ISPS Code, any Environmental Laws or Sanctions not being complied with;

and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower’s, any Owner’s, the Approved Ship Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. The Borrower shall procure that no Owner shall, in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	enter into any charter in relation to that Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter that Ship otherwise than on bona fide arm’s length terms at the time when such Ship is fixed;

(e)	appoint a manager of that Ship other than an Approved Ship Manager or agree to any alteration to the terms of the Approved Ship Manager’s appointment;

(f)	appoint a classification society for that Ship other than an Approved Classification Society;

(g)	de-activate or layup that Ship; or

(h)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on such Ship or its Earnings for the cost of such work or for any other reason.

14.14	Notice of Mortgage. The Borrower shall procure that each Owner shall keep the Mortgage registered against the Ship owned by it as a valid first preferred or, as the case may be, priority mortgage, carry on board the Ship owned by it a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that such Ship is mortgaged by that Owner to the Security Trustee.

14.15	Sharing of Earnings. The Borrower shall procure that no Owner shall enter into any agreement or arrangement for the sharing of any Earnings of the Ship owned by it provided always that any Ship may be entered into any Approved Pooling Arrangement.

14.16	ISPS Code. The Borrower shall procure that each Owner shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that its Ship and the company responsible for such Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for its Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.17	Copies of Charter; Charterparty Assignment. Provided that the Borrower has obtained the prior permission of the Agent necessary under Clause 14.13(b), the Borrower shall procure that each Owner shall:

(a)	furnish promptly to the Agent a true and complete copy of any Charter for the Ship owned by it, all other documents related thereto including, without limitation, any guarantee of such Charter and a true and complete copy of each material amendment or other modification thereof; and

(b)	in respect of any such Charter, execute and deliver to the Agent a Charterparty Assignment and deliver to the Agent a consent and acknowledgement executed by the charterer and any related charter guarantor and such other documents equivalent to those referred to in paragraphs 4, 5 and 6 of Part A of Schedule 4 as the Agent may require.

14.18	Change of Approved Ship Manager. If, in accordance with the terms of this Agreement, there is a change of Approved Ship Manager, the Borrower shall or shall procure that:

(a)	the relevant Owner shall promptly provide the Agent with a copy of the management agreement pursuant to which such Approved Ship Manager is to be appointed; and

(b)	the new Approved Ship Manager shall provide to the Agent on or prior to the commencement of its appointment, an Approved Ship Manager’s Undertaking.

15	SECURITY COVER

15.1	Minimum required security cover. Clause 15.2 applies if the Agent notifies the Borrower that:

(a)	the Fair Market Value of the Ships; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15,

is below 140 per cent. of the aggregate of the Loan.

15.2	Provision of additional security; prepayment. If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 7 days after the date on which the Agent’s notice is served under Clause 15.1 (the “Prepayment Date”) unless at least 1 Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.

15.3	Valuation of Ship. The market value of a Ship at any date is that shown by:

(a)	the average of 2 valuations each prepared by an Approved Broker selected by the Agent;

(b)	as at a date not more than 14 days prior to the date such valuation is delivered to the Agent by such Approved Broker;

(c)	with or without physical inspection of that Ship (as the Agent may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

15.4	Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5	Valuations binding. Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6	Provision of information. The Borrower shall promptly provide the Agent and any Approved Broker acting under Clause 15.3 or 15.4 with any information which the Agent or the Approved Broker may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7	Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, subject to Clause 15.8, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.8	Frequency of valuations.

(a)	The Borrower shall provide the valuations of each Ship required pursuant to paragraph 5 of Part B of Schedule 4 at the Borrower’s expense;

(b)	the Agent shall be entitled to obtain 2 valuations during each half of each Fiscal Year of the Borrower commencing on 30 June 2015 (such valuations to be attached to the Compliance Certificates for the relevant fiscal quarter to be provided by the Borrower) setting forth the Fair Market Value of each Ship in each case at the cost of the Borrower save that the Borrower shall not be required to pay for more than 2 sets of valuations of each Ship in each calendar year unless an Event of Default has occurred or any valuation obtained would entitle the Agent to serve a notice pursuant to Clause 15.1 in which case such valuations required by the Agent shall be for the cost of the Borrower; and

(c)	the Agent shall be entitled, at its own expense, to obtain valuations of each Ship other than those referred to in paragraphs (a) and (b) above as often as it may request.

15.9	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2.

15.10	Release of Additional Security. It is agreed that where the Borrower or a third party has provided additional security pursuant to Clause 15.2 the Borrower is entitled to request the release of such additional security at its expense at any time following a testing of compliance by the Borrower of the minimum required security cover under Clause 15.1 where the Borrower is shown to be in compliance with such minimum required security cover without including the additional security within the calculation and where the Borrower is in compliance with the minimum required security cover under Clause 15.1, such additional security shall be released at the Borrower’s cost.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments. All payments to be made by the Lenders or by the Borrower and any Security Party under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)

in the case of an amount payable by a Lender to the Agent or by the Borrower or another Security Party to the Agent or any Lender, to the account of the Agent at The Bank of New York, New York (Account: NIBC Bank NV, Account No 890 064 7140 0239,

BIC: IRVTUS3N, Sort code: ABA 021000018), or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Counterparty or the Security Trustee shall be made available by the Agent to that Lender, that Swap Counterparty or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender and the Swap Counterparty or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Counterparties generally shall be distributed by the Agent to each Lender and each Swap Counterparty pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Counterparty, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Counterparty under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Counterparty to pay on demand.

16.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or any Swap Counterparty any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or that Swap Counterparty until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender or a Swap Counterparty, without first having received that sum, the Borrower or (as the case may be) the Lender or the Swap Counterparty concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11	Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreements in the following order and proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents and the Swap Counterparties under any Master Agreement other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in any Master Agreement);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents and the Master Agreements (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of any Master Agreement but shall have failed to pay or deliver to the relevant Swap Counterparty at the time of application or distribution under this Clause 17); and

(iii)	thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure of each Swap Counterparty (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)

SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document or any Master Agreement but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2	Variation of order of application. The Agent may, with the authorisation of the Majority Lenders and the Swap Counterparties, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application. The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden. This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Payment of Earnings. The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (subject only to the provisions of the General Assignment), all the Earnings of each Ship are paid to the Earnings Account for that Ship.

18.2	Application of Earnings. The Borrower undertakes with the Lenders to procure that money from time to time credited to, or for the time being standing to the credit of, an Earnings Account shall, unless and until an Event of Default shall have occurred (whereupon the provisions of Clause 17.1 shall be and become applicable), be available for application in the following manner:

(a)	in or towards meeting the costs and expenses from time to time incurred by or on behalf of the relevant Owner in connection with the operation of the Ship owned by it;

(b)	in or towards making payments of all amounts due and payable by the Borrower under this Agreement other than the payments of principal and interest pursuant to Clauses 8.1 and 5.1; and

(c)	as to any surplus from time to time arising on an Earnings Account following application as aforesaid, to be paid to the relevant Owner, the Borrower or to whomsoever it may direct.

18.3	Location of accounts. The Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Accounts (or either of them); and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts (or either of them).

18.4	Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit either Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

18.5	Borrower’s obligations unaffected. The provisions of this Clause 18 do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document unless its failure to pay is caused by a Disruption Event and payment is made within 3 Business Days of its due date; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.22, 12 or 15.2; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues remedied 10 days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of the Borrower exceeding $10,000,000 in aggregate or, in the case of any Security Party, $500,000 (or in either case, the equivalent in any other currency):

(i)	any Financial Indebtedness of that Relevant Person is not paid when due; or

(ii)	any Financial Indebtedness of that Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of that Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of that Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of that Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $10,000,000 in the case of the Borrower or $500,000 in the case of any Security Party or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (a) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (did) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Owners which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (a) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (a) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders acting reasonably is similar to any of the foregoing.

(h)	the Borrower ceases or suspends carrying on its business or a part of its business which is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document;

(ii)	for the Agent, the Security Trustee, the Lenders or the Swap Banks to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any consent necessary to enable either Owner to own, operate or charter the Ship owned by it or to enable the Borrower, such Owner or any other Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or the Shipbuilding Contract to which it is a party is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest and which in each case such default continues unremedied 15 days after written notice from the Agent requesting action to remedy the same; or

(l)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(m)	an Event of Default (as defined in section 14 of a Master Agreement) occurs; or

(n)	a Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, acting with the authorisation of the Majority Lenders; or

(o)	either of the Ships ceases to be employed by the relevant Approved Ship Manager on terms acceptable to the Agent or any of the circumstances described in Clause 19.1(g) or (h) occurs (mutatis mutandis) in relation to an Approved Ship Manager or an Approved Ship Manager breaches any provision of its Approved Ship Manager’s Undertaking which the Agent considers material and the Borrower fails within a period of 15 days of it becoming aware of the occurrence of such circumstance or breach or of the receipt of a written notification from the Agent requesting the Borrower to remedy such circumstances or breach either to remedy such circumstances or breach or to substitute the relevant Approved Ship Manager with another Approved Ship Manager which executes and delivers to the Security Trustee a replacement Approved Ship Manager’s Undertaking.

(p)	A material adverse change occurs in relation to the Borrower or either Owner.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)	serve on the Borrower a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Counterparties are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments. On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.

19.4	Acceleration of Loan. On the service of a notice under Clause 19.2(a)(i), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice. The Agent may serve notices under Clauses 19.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, each Swap Counterparty, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7	Creditor Party rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or Swap Counterparties under a Finance Document, a Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons. In this Clause 19, a “Relevant Person” means the Borrower and any Security Party.

19.10	Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

19.11	Position of Swap Counterparties. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of a Swap Counterparty except to the extent that such Swap Counterparty is also a Lender.

20	FEES AND EXPENSES

20.1	Arrangement, commitment, agency fees. The Borrower shall pay to the Agent:

(a)	on or prior to the date of this Agreement, an arrangement fee of $554,400 representing 1.4 per cent. of the Total Commitments, for distribution among the Lenders in the proportions agreed by the Agent and the Lenders;

(b)	quarterly in arrears during the period from (and including) the date of this Agreement to the earlier of (i) the second Drawdown Date and (ii) the end of the Availability Period and on the last day of that period, for the account of the Lenders, a commitment fee at the rate of 0.4 per cent. per annum on the amount of the Margin on the Total Commitments less the amount of the Loan, for distribution among the Lenders pro rata to their Commitments; and

(c)	on the date of this Agreement and on each anniversary thereof during the Security Period, an annual agency fee of an amount previously agreed in writing between the Agent and the Borrower, such agency fee to be payable to the Agent in advance for its own account.

20.2	Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Swap Banks, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Lender or the Swap Bank concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

20.5	Financial Services Authority fees. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Lender concerned the amounts which the Agent from time to time notifies the Borrower that a Lender has notified the Agent to be necessary to compensate it for the cost attributable to its Contribution resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or by the Financial Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement to pay fees to the Financial Services Authority calculated by reference to liabilities used to fund its Contribution.

20.6	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	a Tranche not being borrowed on the date specified in the Drawdown Notice relating to such Tranche for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)	the occurrence of an Event of Default or a Latent Event of Default and/or the acceleration of repayment of the Loan under Clause 19;

and in respect of any tax (other than any FATCA Deduction or a tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law.

21.4	Currency indemnity. If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a

Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5	Application to Master Agreements. For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

21.6	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7	Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrower or any Security Party under a Finance Document or any the Master Agreement shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower or such Security Party is required by law to make.

22.2	Grossing-up for taxes. If the Borrower or any Security Party is required by law to make a tax deduction from any payment under a Finance Document or the Master Agreement (other than a FATCA Deduction):

(a)	the Borrower or such Security Party (as the case may be) shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower or such Security Party (as the case may be) shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.5	FATCA Deduction. Each party to this Agreement may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to this Agreement shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. Each party to this Agreement shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to this Agreement to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Creditor Parties.

22.6	Stamp taxes. The Borrower shall pay and, within 3 Business Days of demand, indemnify each Creditor Party against any cost, loss or liability which that Creditor Party incurs in relation to all stamp duty, registration and other similar taxes payable in respect of any Finance Document or any Master Agreement.

22.7	Application to Master Agreements. For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

22.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Creditor Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4	Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Notifying Lender’s overall net income); or

(b)	the effect of complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)	the implementation or application of or compliance with “the international framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010 each as amended, supplemented or restated (“Basel III Accord”) or any other law or regulation implementing the Basel III Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel III Accord as from time to time implemented by the Notifying Lender (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Notifying Lender or its holding company), the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2	Meaning of “increased costs”. In this Clause 24, “increased costs” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender after providing evidence of its method of calculation to quantify such increased costs under this Agreement, but not an item attributable to a FATCA Deduction required to be made by a Party.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3	Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4	Payment of increased costs. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5	Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.6	Prepayment; termination of Commitment. A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances. Each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest. This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrower. The Borrower may not, without the prior written consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender. Subject to Clause 26.5 a Lender (the “Transferor Lender”) may at any time, with:

(a)	the consent of the Borrower (such consent not to be unreasonably withheld and such consent deemed to be given if the Borrower does not expressly refuse its consent within 10 Business Days of a request by a Lender); and

(b)	the prior approval of the Agent,

cause:

(i)	its rights in respect of all or part of its Contribution; or

(ii)	its obligations in respect of all or part of its Commitment; or

(iii)	a combination of (i) and (ii),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which is FATCA compliant (a “Transferee Lender”) or the securitisation or similar transaction of that Transferor Lender’s Contribution of Commitment by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender,

Provided that the consent of the Borrower shall not be required where:

(i)	the Transferee Lender is an existing Lender, an Affiliate of an existing Lender or an international banking institution regularly engaged in providing ship finance;

(ii)	an Event of Default has occurred and is continuing;

(iii)	the transfer is related to a securitisation or similar transaction in respect of the relevant Transferor Lender’s Contribution or Commitment (in which case, no prior notice to the Borrower or any Security Party is required).

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

26.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, each of the other Lenders and each of the Swap Banks;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b),

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations to the transfer to that Transferee Lender.

26.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate. Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

26.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee, each Lender and each Swap Bank irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $5,000 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13	Disclosure of Confidential Information. Any Creditor Party may disclose:

(a)	with the prior written consent of the Borrower, to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as that Creditor Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and/or one or more of the Security Parties and to any of that person’s Affiliates, representatives and professional advisers;

(iii)	appointed by any Creditor Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.17 and to any rating agency in relation to any such securitisation;

(viii)	who is a party; or

(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document,

in each case, such Confidential Information as that Creditor Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Creditor Party, it is not practicable so to do in the circumstances; and

(c)	with the prior written consent of the Borrower, to any person appointed by that Creditor Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the Loan Market Association Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Creditor Party.

26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15	Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16	Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.17	Security over Lenders’ rights. In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender and every Swap Bank”:

(a)	a change to any Security Party, other than in accordance with the terms of the Finance Documents;

(b)	a reduction in the Margin;

(c)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(d)	an increase in any Lender’s Commitment;

(e)	a change to the definition of “Majority Lenders”;

(f)	a change to Clause 3 or this Clause 27;

(g)	a change to Clauses 12.5, 12.6, 12.7 and 12.8;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document;

(i)	an extension of the Availability Period; and

(j)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27.4	Exceptions.

(a)	If the Agent or a Lender reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Agent or that Lender (as the case may be) notifies the Borrower and the Agent accordingly, that amendment or waiver may not be effected without the consent of the Agent or that Lender (as the case may be).

(b)	The consent of a Lender shall not be required pursuant to paragraph (a) above if that Lender is a FATCA Protected Lender.

28	NOTICES

28.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, electronic mail (“Email”) or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice by letter or fax shall be sent:

(a)	to the Borrower:	Scorpio Bulkers Inc
Le Millenium, 9 Boulevard Charles III,
98000 Monaco

Attn: Mr Luca Forgione - Legal Department

Fax No: + 3 77 97 77 83 46

Email@ legal@scorpiogroup.net

(b)	to a Lender:	At the address below its name in Schedule 1 or a Swap Bank Schedule 2 or (as the case may require) in the relevant Transfer Certificate.

(c)	to a Swap Bank	At the address below its name in Schedule 2.

(d)	to the Agent:	in respect of administrative matters:

NIBC Bank NV
Carnegieplein 4
2517 KJ The Hague
The Netherlands

Attention: Jan Raateland
Email: jan.raateland@nibc.com
Fax: +31 (0)70 799 9753

in respect of credit matters:

NIBC Bank NV
Carnegieplein 4
2517 KJ The Hague
The Netherlands

Attention: Michael de Visser /Maaike Oterdoom
Email: michael.de.visser@nibc.com /
maaike.oterdoom@nibc.com
Fax: +31 (0)70 342 55 77

(e)	to the Security Trustee:	in respect of administrative matters:

NIBC Bank NV
Carnegieplein 4
2517 KJ The Hague
The Netherlands

Attention: Jan Raateland
Email: jan.raateland@nibc.com
Fax: +31 (0)70 799 9753

in respect of credit matters:

NIBC Bank NV
Carnegieplein 4
2517 KJ The Hague
The Netherlands

Attention: Michael de Visser /Maaike Oterdoom
Email: michael.de.visser@nibc.com /
maaike.oterdoom@nibc.com
Fax: +31 (0)70 342 55 77

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Banks and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by Email shall be deemed to be served, and shall take effect, at the time when it is actually received in readable form; and

(c)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication between the Agent and a Lender or a Swap Bank. Any communication to be made between the Agent and a Lender or a Swap Bank under or in connection with the Finance Documents may be made by Email or other electronic means, if the Agent and the relevant Lender or Swap Bank:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their Email address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective Email addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender or a Swap Bank will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender or a Swap Bank to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.8	English language. Any notice under or in connection with a Finance Document shall be in English.

28.9	Meaning of “notice”. In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

30.3	Choice of forum for the exclusive benefit of Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the rights:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

30.4	Process agent. The Borrower irrevocably appoints Scorpio UK Limited at its registered office for the time being, presently at 32 Dover Street, London W15 4NE (for the attention of Luca Forgione), to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

30.5	Creditor Party rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

PART 1

Lender	Lending Office	Commitment (US Dollars)

NIBC Bank N.V.	NIBC Bank N.V. 4 Carnegieplein 2517 KJ, The Hague The Netherlands	$39,600,000

SCHEDULE 2

SWAP BANKS

Swap Bank	Booking Office

NIBC Bank N.V.	NIBC Bank N.V. 4 Carnegieplein 2517 KJ, The Hague The Netherlands

SCHEDULE 3

DRAWDOWN NOTICE

To:	NIBC Bank N.V.

4 Carnegieplein

2517 KJ, The Hague

The Netherlands

[—] 2014

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated [—] 2014 and made between ourselves as Borrower, the Lenders referred to therein, the Swap Banks referred to therein and yourselves as Mandated Lead Arranger, Agent and as Security Trustee in connection with a facility of up to US$39,600,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow Tranche [A][B] as follows:-

(a)	Amount: US$[—];

(b)	Drawdown Date: [—] 2014;

(c)	[Duration of the first Interest Period shall be [—] months;] and

(d)	Payment instructions: [—].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Latent Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]

Director

for and on behalf of

SCORPIO BULKERS INC.

SCHEDULE 4

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a).

1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B of this Schedule 4.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower and each Security Party.

3	Copies of resolutions of the directors of the Borrower and each Security Party and in the case of the Owners copies of resolutions of their shareholders authorising the execution of the Master Agreement and each of the Finance Documents to which the Borrower or that Security Party is a party and, in the case of the Borrower, authorising named officers to give Drawdown Notices and other notices under this Agreement.

4	The original of any power of attorney under which the Master Agreement and any Finance Document is executed on behalf of the Borrower or a Security Party.

5	An incumbency certificate in respect of the officers and directors (or equivalent) of each of the Borrower and the Security Parties and signature samples of any signatories to any Finance Document.

6	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document and any Master Agreement.

7	Documentary evidence that the Earnings Accounts have been opened with the relevant Account Bank.

8	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.

9	Such documentation and other evidence in form and substance acceptable to the Agent or a Lender in order for each to carry out and be satisfied with the results of all necessary “know your customer” or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement, and other Finance Documents and any Master Agreement, including without limitation obtaining, verifying and recording certain information and documentation that will allow the Agent and each of the Lenders to identify the Borrower and each Security Party.

10	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the structure of the financing which is the subject of this Agreement and the laws of the Marshall Islands and such other relevant jurisdictions as the Agent may require.

11	A Compliance Certificate together with all supporting Accounting Information and other evidence as required pursuant to the terms of this Agreement.

12	Confirmation that the representation and warranty in Clause 10.13 (Shipbuilding Contracts) remains true and not misleading.

13	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(a).

In this Part B, the “relevant Ship” means the particular Ship to which the relevant Tranche relates and relevant “relevant Owner” means the Owner which is to take delivery of that Ship.

1	A duly executed original of the Mortgage, the General Assignment and any Charterparty Assignment and any Intercompany Loan Assignment (if applicable) (and of each document to be delivered by each of them) relating to the relevant Ship.

2	Documentary evidence that:

(a)	the relevant Ship has been unconditionally delivered by the Builder to, and accepted by, the relevant Owner or the relevant Existing Buyer (as the case may be) under the relevant Shipbuilding Contract, and the full purchase price payable under the relevant Shipbuilding Contract (in addition to the part to be re-financed by the relevant Tranche) has been duly paid in full (together with a copy of each of the documents delivered by the Builder to the relevant Owner or the relevant Existing Buyer (as the case may be) under the relevant Shipbuilding Contract including, but not limited to, the Builder’s certificate, the bill of sale, the commercial invoice and the protocol of delivery and acceptance); If the relevant Ship is delivered by the Builder to the relevant Existing Buyer and title is immediately transferred to the relevant Owner, evidence satisfactory to the Agent evidencing the transfer of title to the relevant Ship from the relevant Existing Buyer to the relevant Owner including, without limitation, evidence that the full purchase price has been paid, if applicable, to the relevant Existing Buyer and the relevant Ship is transferred to the relevant Owner free from encumbrances;

(b)	the relevant Ship is permanently registered in the name of the relevant Owner under the applicable Approved Flag;

(c)	the relevant Ship is in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents;

(d)	the relevant Ship maintains the highest available class with the Approved Classification Society free of all overdue recommendations and conditions of such Approved Classification Society;

(e)	the relevant Mortgage has been duly registered against the relevant Ship as a valid first priority or, as the case may be, preferred ship mortgage in accordance with the laws of the jurisdiction of its Approved Flag; and

(f)	the relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	Documents establishing that the relevant Ship is managed by the Approved Ship Manager on terms acceptable to the Agent (such documents the “Approved Management Agreement”), together with:

(a)	an Approved Ship Manager’s Undertaking executed by the relevant Approved Ship Manager which is party to an Approved Management Agreement with the Owner, in favour of the Agent; and

(b)	copies of the technical Approved Ship Manager’s Document of Compliance and the relevant Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and ISSC.

5	Valuations of the Fair Market Value of the relevant Ship, addressed to the Agent and the Lenders stated to be for the purposes of this Agreement and dated not more than 14 days before the Drawdown Date in respect of the relevant Tranche which evidence an average Fair Market Value for such Ship of not less than 140 per cent. of the Tranche in respect of such Ship.

6	If available, a survey report of the relevant Ship in respect of the relevant Ship’s condition on or about delivery of the relevant Ship under its Shipbuilding Contract carried out by surveyors or other persons appointed by the relevant Owner.

7	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, and such other relevant jurisdictions as the Agent may require.

8	A favourable opinion from AON or such other independent insurance consultant acceptable to the Borrower and the Mandated Lead Arranger on such matters relating to the insurances for the relevant Ship as the Agent may require but to include a certification that such insurances:

(a)	are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks and in such form as is acceptable to the Agent; and

(b)	are otherwise in conformity with the requirements of this Agreement.

9	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in this Schedule 4 all be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower.

SCHEDULE 5

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	[Name of Agent] for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee, each Lender and each Swap Bank, as defined in the Loan Agreement referred to below.

[—]

1	This Certificate relates to a Loan Agreement (“the “Agreement”) dated [—] 2014 and made between (1) Scorpio Bulkers Inc. (the “Borrower”), (2) the banks and financial institutions named therein as Lenders, (3) the banks and financial institutions named therein as Swap Banks, (4) NIBC Bank N.V. as Mandated Lead Arranger, (5) NIBC Bank N.V. as Agent and (5)NIBC Bank N.V. as Security Trustee for a loan facility of up to $39,600,000.

2	In this Certificate, terms defined in the Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and:

“Relevant Parties” means the Agent, the Borrower, each Security Party, the Mandated Lead Arranger, the Security Trustee, each Lender and each Swap Bank;

“Transferor” means [full name] of [lending office];

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [—] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4	[The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [—] per cent. of its Contribution, which percentage represents $[—].]

5	[By virtue of this Certificate and Clause 26 of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[—]] [from [—] per cent. of its Commitment, which percentage represents $[—]] and the Transferee acquires a Commitment of $[—].]

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any Lender or any Swap Bank in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under any of the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Lender or any Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferee;

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 9 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

AGENT

Signed for itself and for and on behalf of itself

as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note:	This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 6

DESIGNATION NOTICE

To:	NIBC Bank N.V.

4 Carnegieplein

2517 KJ, The Hague

The Netherlands

[—]

Dear Sirs

Loan Agreement dated [—] 2014 made between (i) ourselves as Borrower, (ii) the Lenders named therein, (iii) the Swap Banks named therein, (iv) yourselves as Mandated Lead Arranger and (v) yourselves as Agent and Security Trustee (the “Loan Agreement”).

We refer to:-

1	the Loan Agreement;

2	the Master Agreement dated [—] made between ourselves and [—]; and

3	a Confirmation delivered pursuant to the said Master Agreement dated [—] and addressed by [—] to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully,

for and on behalf of
SCORPIO BULKERS INC.

SCHEDULE 7

LIST OF APPROVED BROKERS

H Clarkson’s and Co. Ltd.

RS Plato Shipbrokers A.S.

Arrow Sale & Purchase Ltd.

Braemar Seascope Ltd.

Maersk Broker K/S

ACM Shipping

Fernleys Ltd.

Galbraith’s

Howe Robinson & Co.

Thurlestone Shipping

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	NIBC Bank N.V.

4 Carnegieplein,

2517 KJ, The Hague

The Netherlands

[date]

Dear Sirs,

We refer to a loan agreement dated [—] 2014 (the “Loan Agreement”) made between (i) Scorpio Bulkers Inc. as borrower (the “Borrower”), (2) the Lenders named therein, (3) the Swap Banks named therein, (4) yourselves as Mandated Lead Arrangers and (5) yourselves as Agent and Security Trustee

Words and expressions defined in each of the Loan Agreement shall have the same meaning when used in this Compliance Certificate.

We hereby represent that no Event of Default has occurred as at the date of this Certificate [other than [—]].

We hereby certify that, as at the date of this certificate:

(a)	the Minimum Liquidity is $[—], $[—] of which consists of Cash and Cash Equivalents;

(b)	the Consolidated Tangible Net Worth is $[—];

(c)	the ratio of Net Debt to Consolidated Total Capitalisation is [—] to [—];

(d)	the ratio of Consolidated EBITDA to Consolidated Net Interest Expense is [—] to [—]; and

(e)	the Fair Market Value of the Ships plus the net realisation value of any additional security previously provided under Clause 15 is $[—].

All of these thresholds and ratios are in compliance with the requirements of clauses 12.5, 12.6, 12.7, 12.8 and 15.1 of the Loan Agreement. Copies of our calculations in relation to the financial covenants and the valuations for the purposes of determining the Fair Market Value of the Ships is attached.

This Certificate and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

[—]

Director

Scorpio Bulkers Inc.

SCHEDULE 9

MANDATORY COST

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B – D) + E × 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E × 0.01	per cent. per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 7.2 (Default rate of interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(e)	“Unpaid Sum” means any sum due and payable but unpaid by the Borrower or a Security Party under the Finance Documents.

6	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the

Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to the Loan Agreement.

13	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties to the Loan Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Loan Agreement.

EXECUTION PAGES

THE BORROWER

SIGNED by Luca Forgione	)	/s/ Luca Forgione
)
for and on behalf of	)
SCORPIO BULKERS INC.	)
in the presence of: Laura Pike	)	/s/ Laura Pike

THE LENDERS

SIGNED by Maaike E. Oterdoom	)	/s/ Maaike E. Oterdoom
)
for and on behalf of	)
NIBC BANK N.V.	)
in the presence of: Michael de Visser, Director	)	/s/ Michael de Visser

THE SWAP BANKS

SIGNED by	)
)
for and on behalf of	)
NIBC BANK N.V.	)
in the presence of:	)

THE MANDATED LEAD ARRANGER

SIGNED by Maaike E. Oterdoom	)	/s/ Maaike E. Oterdoom
)
for and on behalf of	)
NIBC BANK N.V.	)
in the presence of: Michael de Visser, Director	)	/s/ Michael de Visser

THE AGENT

SIGNED by Maaike E. Oterdoom	)	/s/ Maaike E. Oterdoom
)
for and on behalf of	)
NIBC BANK N.V.	)
in the presence of: Michael de Visser, Director	)	/s/ Michael de Visser

THE SECURITY TRUSTEE

SIGNED by Maaike E. Oterdoom	)	/s/ Maaike E. Oterdoom
)
for and on behalf of	)
NIBC BANK N.V.	)
in the presence of: Michael de Visser, Director	)	/s/ Michael de Visser